STANDISH, AYER & WOOD MASTER PORTFOLIO

                           Certificate of Name Change

      The undersigned, being the Vice President and Secretary of Standish, Ayer & Wood Master Portfolio (the "Trust"), a master trust fund incorporated under the laws of the State of New York, a trust with non-transferable interests, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the trustees of the Trust by Section 10.4 of the Declaration of Trust, dated January 18, 1996, as amended (as so amended, the "Declaration of Trust"), and by the affirmative vote of a all of the Trustees at a meeting duly called and held on February 19, 2002, the Declaration of Trust and all Establishments and Designations of Series thereunder are hereby amended as set forth below:

      1. The name of the series designated "Standish World High Yield Portfolio" is hereby changed to "Standish High Yield Bond Portfolio".

      2. That said Amendment to the Declaration of Trust shall be effective on April 30, 2002.

      The Trustees further direct that, upon the execution of this Certificate of Name Change, the Trust shall take all necessary action to file a copy of this Certificate of Name Change at any place required by law or by the Declaration of Trust.

      IN WITNESS WHEREOF, the undersigned has executed this certificate as of the 29th day of April, 2002.

                                   STANDISH, AYER & WOOD MASTER PORTFOLIO

                                          By:   /s/ Beverly E. Banfield
                                                ----------------------------
                                          Name: Beverly E. Banfield
                                          Its:  Vice President and Secretary